SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

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      14c-5(d)(2))

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                           APPALACHIAN POWER COMPANY
                           -------------------------

               (Name of Registrant As Specified in Its Charter)

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            pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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            ______________________________________________________

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            ______________________________________________________

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            ______________________________________________________

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                            APPALACHIAN POWER COMPANY
                                1 Riverside Plaza
                              Columbus, Ohio 43215



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





TO THE STOCKHOLDERS OF
    APPALACHIAN POWER COMPANY:


      The annual meeting of the stockholders of Appalachian Power Company will be held on Tuesday, April 22, 2003, at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

      1. To elect seven directors of the Company to hold office for one year or until their successors are elected and qualified; and

      2. To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

      Only holders of record of Common Stock and certain issues of Cumulative Preferred Stock, no par value, at the close of business on March 10, 2003 are entitled to notice of and to vote at the annual meeting.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.



                                                              TIMOTHY A. KING,
                                                                       Secretary


March 24, 2003



                              INFORMATION STATEMENT

      This information statement is being furnished in connection with the annual meeting of stockholders of Appalachian Power Company (the "Company"), to be held on Tuesday, April 22, 2003 at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

      On March 10, 2003, the date for determining stockholders entitled to notice of and to vote at the meeting, there were 177,899 shares of 4-1/2% Cumulative Preferred Stock and 13,499,500 shares of Common Stock outstanding.

      Each holder of the 4-1/2% Cumulative Preferred Stock and each holder of Common Stock has the right to one vote for each share standing in such holder's name on the books of the Company at the close of business on March 10, 2003 for the election of directors and on any other business which may come before the meeting. Holders of 5.40% and 5.92% Cumulative Preferred Stock issued by the Company are not entitled to notice of, or to vote at, the meeting.

Principal Stockholders

      American Electric Power Company, Inc. ("AEP"), 1 Riverside Plaza, Columbus, Ohio 43215, a registered public utility holding company under the Public Utility Holding Company Act of 1935, owns all of the Company's outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. Management of the Company does not know of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially owns more than 5% of the Cumulative Preferred Stock of the Company entitled to vote at the meeting.

      AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the "AEP System"). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the "Service Corporation"), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

                              ELECTION OF DIRECTORS

      Seven directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

      The following brief biographies of the nominees include their ages as of March 15, 2003, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

          Name                Age                Business Experience
          ----                ---                -------------------
E. LINN DRAPER, JR.           61     Chairman of the board and chief
                                     executive officer of the Company, chairman of the board, president and chief executive officer of AEP and the Service Corporation.
                                     Joined the Service Corporation in 1992 as president and chief operating officer and assumed his present position in 1993.
                                     President of AEP and vice president and
                                     director of the Company from 1992 until
                                     assuming his present positions in 1993.
                                     From 1987 until 1992 was chairman of the board, president and chief executive officer of Gulf States Utilities Company, an unaffiliated electric utility. A director of the Company, AEP, certain other
                                     AEP System companies and BCP Management,
                                     Inc., which is the general partner of
                                     Borden Chemicals and Plastics L.P.

HENRY W. FAYNE                56     President of the Company, vice president
                                     of AEP and executive vice president and
                                     director of the Service Corporation.
                                     Joined the Service Corporation in 1974,
                                     became assistant controller in 1978,
                                     controller in 1984, vice president and
                                     controller in 1988, senior vice
                                     president in 1993, senior vice
                                     president-corporate planning and
                                     budgeting in 1995, executive vice
                                     president-financial services in 1998,
                                     executive vice president-finance and
                                     analysis in 2000 and assumed his present position in 2001. A director of the Company and president and director of certain other AEP System companies.

THOMAS M. HAGAN               58     Vice president of the Company and
                                     executive vice president-shared services and director of the Service
                                     Corporation.  Joined the Service
                                     Corporation in 2000 as senior vice
                                     president-governmental affairs and
                                     assumed his present position in 2002.
                                     From 1996-2000 was senior vice
                                     president-external affairs of Central
                                     and South West Corporation ("CSW").  A
                                     director of the Company and vice
                                     president and director of certain other
                                     AEP System companies.

ARMANDO A. PENA               58     Vice president and treasurer of the
                                     Company, treasurer of AEP and senior
                                     vice president-finance, treasurer and
                                     director of the Service Corporation.
                                     Joined the Service Corporation in 1971,
                                     became assistant vice president in 1982, vice president-finance in 1989, senior vice president in 1996, senior vice president-finance, treasurer and chief financial officer in 1998 and assumed his present position in 2000. Became treasurer of the Company and AEP in 1996. A director of the Company and vice president, treasurer and director of certain other AEP System companies.

ROBERT P. POWERS              49     Vice president of the Company and
                                     executive vice president- generation and director of the Service Corporation.
                                     Joined the Service Corporation in 1998
                                     as senior vice president-nuclear
                                     generation, became senior vice
                                     president-nuclear operations in 2000,
                                     executive vice president-nuclear
                                     generation and technical services in
                                     2001 and assumed his present position in 2003. From 1996-1998 was vice president of Pacific Gas & Electric and plant manager of its Diablo Canyon Nuclear
                                     Generating Station.  A director of the
                                     Company and vice president and director
                                     of certain other AEP System companies.

THOMAS V. SHOCKLEY, III       57     Vice president of the Company, vice
                                     chairman of AEP and vice chairman and
                                     chief operating officer of the Service
                                     Corporation. A director of the Company, AEP and vice president and director of certain other AEP System companies.
                                     Joined the Service Corporation in 2000
                                     as vice chairman and assumed his present position in 2001. From 1997-2000 was president and chief operating officer of CSW and from 1990-1997 was executive vice president of CSW.

SUSAN TOMASKY                 49     Vice president of the Company, vice
                                     president, chief financial officer and
                                     secretary of AEP, and executive vice
                                     president-policy, finance and strategic
                                     planning, assistant secretary and
                                     director of the Service Corporation.  A
                                     vice president and director of the
                                     Company and of certain other AEP System
                                     companies.  Joined the Service
                                     Corporation in 1998 as senior vice
                                     president and general counsel, became
                                     executive vice president-legal, policy
                                     and corporate communications and general counsel in 2000 and assumed her present position in 2001. From 1993-1997 was general counsel of the Federal Energy
                                     Regulatory Commission.


      Dr. Draper, Messrs. Fayne, Hagan, Pena, Powers, Shockley and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Dr. Draper, Messrs. Fayne, Hagan, Powers, Shockley and Ms. Tomasky are directors of Indiana Michigan Power Company. Dr. Draper, Messrs. Fayne, Hagan, Pena, Powers, Shockley and Ms. Tomasky are also directors of AEP Generating Company, another subsidiary of AEP.

                                 OTHER BUSINESS

      Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

                             EXECUTIVE COMPENSATION

      Certain executive officers of the Company are employees of the Service Corporation. The salaries of these executive officers are paid by the Service Corporation and a portion of their salaries has been allocated and charged to the Company. The following table shows for 2002, 2001 and 2000 the compensation earned from all AEP System companies by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the Company at December 31, 2002.

                           SUMMARY COMPENSATION TABLE
                                     Annual          Long-Term
                                  Compensation     Compensation
                                                   Awards   Payouts
Name and                                         Securities  LTIP    All Other
Principal                          Salary  Bonus Underlying Payouts Compensation
Position                   Year    ($)(1) ($)(2) Options(#) ($)(3)    ($)(4)
--------                   ----    ------ ------ ------------------ ------------
E. Linn Draper, Jr. -      2002  1,054,038   -0-   350,000    -0-      135,417
 Chairman of the board     2001    913,500 682,090   -0-    311,253    123,217
 and chief executive       2000    850,000 485,775 700,000    -0-      106,699
 officer the Company;
 chairman of the board,
 president and chief
 executive officer of
 AEP and the Service
 Corporation; chairman
 of the board and chief
 executive officer of
 other AEP System
 companies

Thomas V. Shockley, III -  2002    642,461  49,116 150,000    -0-      122,141
 Vice president and        2001    592,269 353,788   -0-     79,781    145,400
 director of the Company;  2000    304,417 140,500 250,000  824,399  9,195,374
 vice chairman and chief
 operating officer of the
 Service Corporation;
 vice chairman of AEP;
 vice president and
 director of other
 AEP System companies(5)

Henry W. Fayne - President 2002    481,846  49,116  88,000    -0-       80,830
 and director of the       2001    421,615 305,861   -0-     83,697     75,955
 Company; executive vice   2000    365,000 152,972 200,000    -0-       47,074
 president and director of
 the Service Corporation;
 vice president of AEP;
 president and director of
 other AEP System companies

Susan Tomasky - Vice       2002    451,731  49,116  88,000    -0-       79,373
 president and director    2001    411,577 300,365   -0-     54,455     73,853
 of the Company;           2000    355,000 148,780 200,000    -0-       47,946
 executive vice
 president-policy, finance
 and strategic planning,
 assistant secretary and
 director of the Service
 Corporation; vice
 president, secretary and
 chief financial officer
 of AEP; vice president
 and director of other AEP
 System companies

Robert P. Powers -         2002    401,539  49,116  88,000    -0-       64,054
 Executive vice            2001    339,682 179,773  70,800  187,894     71,281
 president and director
 of the Company;
 executive vice president-
 generation and director of
 the Service Corporation;
 vie president and director
 of other AEP System
 companies(6)

__________
(1) Amounts in the Salary column reflect an additional day of pay earned in 2001 and 2002 related to the number of calendar workdays and holidays in each year and AEP's conversion to bi-weekly pay periods.

(2) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2000 and 2001, except for Mr. Shockley as disclosed in footnote 5. No SOIP awards were made for 2002. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. In addition, Messrs. Fayne, Powers and Shockley and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization.

(3) Amounts in the Long-Term Compensation -- Payouts column reflect performance share units earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods concluding at the end of the year shown, except for Mr. Shockley as disclosed in footnote 5 and Mr. Powers as disclosed in footnote
   6. See below under Long-Term Incentive Plans -- Awards in 2002.

(4) Amounts in the All Other Compensation column, except for the additional compensation to Mr. Shockley as disclosed in footnote 5, include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan; (ii) subsidiary companies director fees; (iii) vehicle allowance; (iv) split-dollar insurance; (v) above market earnings on deferred compensation; and (vi) imputed interest on a pay advance provided to employees impacted by a change in payroll schedule that shifted pay one week in arrears. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP in February 2002. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 2002 amounts in the All Other Compensation column is shown below.


Item                         Dr.     Mr.       Mr.       Ms.           Mr.
                             Draper  Shockley  Fayne     Tomasky       Powers
Savings Plan Matching
Contributions.............. $ 5,307  $ 9,000   $ 6,076   $ 6,201       $ 5,392
Supplemental Savings Plan
Matching Contributions.....  42,540   35,668    25,850    24,149        16,630
Subsidiaries Directors Fees  17,450   17,450    16,200    16,500        12,000
Vehicle Allowance..........  14,400   12,000    12,000    12,000        12,000
Split-Dollar Insurance.....  54,573   45,726    20,174    20,006        17,640
Above Market Earnings on
Deferred Compensation......   --       2,296      --        --            --
Imputed Interest on Pay
Advance....................   1,147     --         529       517           391

(5) Mr. Shockley joined AEP from Central and South West Corporation and became an executive officer when the merger with CSW was consummated on June 15, 2000. The Salary column for 2000 for Mr. Shockley shows the amount earned for his AEP service after the date of the merger. The amounts in the Bonus and LTIP Payouts columns for 2000 represent his prorated payment under the CSW Annual Incentive Plan and the value of Common Stock awarded under the CSW 1992 Long-Term Incentive Plan, respectively. He also received a payment of $9,154,924 under his change in control agreement with CSW that is included in the All Other Compensation column for 2000.

(6) No 2000 compensation information is reported for Mr. Powers because he was not an executive officer in this year. Mr. Powers received $140,068 under the Nuclear Performance Long-Term Incentive Compensation Plan in 2001.

                              OPTION GRANTS IN 2002

                                        Individual Grants
                         --------------------------------------------
                         Number of   Percent
                         Securities  of Total
                         Underlying  Options     Exercise            Grant Date
                         Options     Granted to  or Base               Present
                         Granted     Employees    Price   Expiration    Value
                          (#)(1)     In 2002(2)   ($/Sh)    Date       ($)(3)

E. L. Draper, Jr........  350,000      12.0       27.06   09-25-2012  1,529,500
T. V. Shockley, III.....  150,000       5.1       27.06   09-25-2012    655,500
H. W. Fayne.............   88,000       3.0       27.06   09-25-2012    384,560
S. Tomasky..............   88,000       3.0       27.06   09-25-2012    384,560
R. P. Powers............   88,000       3.0       27.06   09-25-2012    384,560

__________
(1) Options were granted on September 25, 2002 to the executive officers named in the Summary Compensation Table, pursuant to the AEP 2000 Long-Term Incentive Plan. All options granted on September 25, 2002 have an exercise price equal to the closing price of AEP Common Stock on the New York Stock Exchange Composite Transactions Tape on that date. All options granted in 2002 will vest annually in equal amounts over a three-year period beginning on January 1, 2004. Options also fully vest upon termination due to retirement after one year from the grant date or due to disability or death and expire five years thereafter, or on their scheduled expiration date if earlier. Options may also vest as the result of a change-in-control of AEP (see discussion of the Change-in-Control Agreements on page 10). Options expire upon termination of employment for reasons other than retirement, disability or death, unless the Human Resources Committee determines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.

(2) A total of 2,922,860 options were granted in 2002.

(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP's Common Stock at a future date. Significant assumptions for the grants are shown below:

Stock Price Volatility               29.47%       Dividend Yield     6.13%
Risk-Free Rate of Return              3.51%       Option Term        7 years

        AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

            Shares
            Acquired
            on       Value      Number of Securities     Value of Unexercised
            Exercise Realized  Underlying Unexercised        In-The-Money
Name          (#)      ($)     Options at 12-31-02(#)   Options at 12-31-02($)
----        -------- --------  ----------------------   ----------------------
                             Exercisable Unexercisable Exercisable Unexercisable
E. L.
Draper, Jr.     --      --     233,333        816,667     -0-           94,500

T. V.
Shockley, III   --      --      83,333        316,667     -0-           40,500

H. W. Fayne     --      --      66,666        221,334     -0-           23,760

S. Tomasky      --      --      66,666        221,334     -0-           23,760

R. P. Powers    --      --      20,833        200,467     -0-           23,760


__________
* Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange Composite Transactions Tape on December 31, 2002 ($27.33) and the option exercise price. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date indicated.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2002

      The performance share units set forth in the table below were awarded in 2002 pursuant to the Company's 2000 Long-Term Incentive Plan. Performance share units are equivalent to shares of AEP Common Stock. Dividends are reinvested at the closing price of the AEP Common Stock on the dividend payment date and produce additional performance share units for the same performance period. The value of performance share unit awards is dependent on the Company's total shareholder return for the 3-year performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period and the AEP Common Stock price on each dividend payment date. The number of performance share units earned can vary between 0% and 200% of the initial award plus reinvested dividends.

      The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards. No payment will be made for performance below the threshold.

      Deferral of earned performance share units into phantom stock units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership target discussed in the Human Resources Committee Report. Once this target is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or Common Stock.

                                              Estimated Future Payouts of
                                             Performance Share Units Under
                                              Non-Stock Price-Based Plan
                                         --------------------------------------
                               Performance
                   Number of   Period Until
                   Performance  Maturation    Threshold    Target    Maximum
    Name           Share Units  or Payout       (#)         (#)        (#)
    ----           ----------- -----------      ---         ---        ---
E.L. Draper, Jr.   18,590       2002-2004      3,718       18,590    37,180
T.V. Shockley, III  9,820       2002-2004      1,964        9,820    19,640
H.W. Fayne          6,799       2002-2004      1,360        6,799    13,598
S. Tomasky          6,380       2002-2004      1,276        6,380    12,760
R.P. Powers         5,665       2002-2004      1,133        5,665    11,330


                               RETIREMENT BENEFITS

      AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Shockley) participates in the AEP Plans. Mr. Shockley participates in the CSW Plans.

      The benefit formula generally used for all plan participants (including the executive officers named in the Summary Compensation Table) to calculate benefit additions under the pension plans is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan's prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant's eligible pay not in excess of $1,000,000. The applicable percentage is determined by the participant's age and years of vesting service as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

                      Sum of Age Plus     Applicable
                      Years of Service    Percentage

                      Less than 30          3.0%
                      30-39                 3.5%
                      40-49                 4.5%
                      50-59                 5.5%
                      60-69                 7.0%
                      70 or more            8.5%

      All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 2002, the interest rate was 5.12%. Interest continues to be credited as long as the participant's balance remains in the plan.

      Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits (both from the tax-qualified plans and the nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit that would be payable under the cash balance formula to each of the executive officers named in the Summary Compensation Table as a single life annuity at age 65 is:

                             Annual
     Name                    Benefit
     ----                    --------
  E. L. Draper,Jr.           $666,100
  T. V. Shockley, III         213,700
  H. W. Fayne                 255,400
  S. Tomasky                  281,600
  R. P. Powers                184,200

These amounts are based on the following assumptions:

o Salary amounts shown in the Salary column for calendar year 2002 are used for the period from 2003 through the participant's age 65, with no subsequent adjustments in future years, plus annual incentive awards at the 2002 target level (as further described in the AEP Board Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 12).

o Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.96% and the 1994 Group Annuity Reserving Table.

o Dr. Draper, Ms. Tomasky, Mr. Powers and Mr. Shockley have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years; Ms. Tomasky, 20 years; and Mr. Powers, 17 years. Mr. Shockley has an agreement entered into with CSW prior to the merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. The agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

      In addition, certain employees who met certain defined criteria conditions continue to earn a benefit using the pension formula that had been maintained under their plans before the cash balance formula was implemented. Under the AEP Plans, the pension formula had been based upon a participant's final average pay. That final average pay benefit accrual formula will terminate on December 31, 2010. Only employees who have continuously participated in the AEP Plans since December 31, 2000 accrue retirement benefits under both the cash balance and final average pay formulas. Employees accruing benefits under both formulas whose employment has terminated may choose to receive their benefits in any of the forms permitted under the AEP Plans, and their benefits will be provided under the formula that provides the greater amount for the chosen form. The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010 (the date the final average pay formula will be discontinued) is the minimum benefit an employee can receive from the AEP Plans after that time.

      The final average pay formula under the AEP Plans uses compensation for the executive officers named in the Summary Compensation Table above (other than Mr. Shockley) consisting of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan awards, shown in the Salary and Bonus columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service.

      The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the final average pay formula provided through the AEP Plans, assuming termination of employment on December 31, 2002 after various periods of service and with benefits commencing at age 65.


                                 PENSION PLAN TABLE
                             Years of Accredited Service
                -----------------------------------------------------------
                -----------------------------------------------------------
Highest Average
Annual Earnings      15       20       25       30         35         40
--------------- -----------------------------------------------------------
 $  300,000       $ 69,030 $ 92,040 $115,050 $138,060 $  161,070 $  181,020
    400,000         93,030  124,040  155,050  186,060    217,070    243,670
    500,000        117,030  156,040  195,050  234,060    273,070    306,320
    600,000        141,030  188,040  235,050  282,060    329,070    368,970
    700,000        165,030  220,040  275,050  330,060    385,070    431,620
  1,000,000        237,030  316,040  395,050  474,060    553,070    619,570
  1,200,000        285,030  380,040  475,050  570,060    665,070    744,870
  2,000,000        447,030  636,040  795,050  954,060  1,113,070  1,246,020


      The amounts shown in the table are the straight life annuities payable under the AEP Plans' final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any further deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of a termination of employment if an employee commences benefits between ages 55 and 62. If an employee terminates employment and commences benefits at or after age 62, there is no reduction in the retirement annuity.

      As of December 31, 2002, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley as discussed below in connection with the CSW Plans), the number of years of service applicable for the final average pay formula were as follows: Dr. Draper, 34.9 years; Mr. Fayne, 28.1 years; Ms. Tomasky, 24.5 years; and Mr. Powers, 21.5 years. The years of service for Dr. Draper, Ms. Tomasky and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

      Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, continued to earn a benefit under prior benefit formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, only Mr. Shockley is an eligible participant under the CSW Plans and has a choice following the termination of his employment to elect his benefit based on the cash balance formula or the prior pension formulas.

      Under the CSW Plans, the estimated annual annuity payable to Mr. Shockley at age 65 under the final average pay formula computed as of December 31, 2002, is $183,600. The annual normal retirement benefit payable to Mr. Shockley under the final average pay formula is based on 1.67% of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of his age 62 or later Social Security benefit), provided that the annual benefit would be increased annually based upon percentage increases in the consumer price index. "Average Compensation" equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Shockley has an agreement entered into with CSW prior to the merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Shockley's years of credited service and age, as of December 31, 2002, are 19 and 57.

      In addition to the benefits described above, Mr. Fayne is the only executive officer named in the Summary Compensation Table who is eligible for certain supplemental retirement benefits if his pension benefits are adversely affected by amendments to the AEP Retirement Plan made as a result of the Tax Reform Act of 1986. Such benefits, if any, will be equal to any reduction occurring because of such amendments. If Mr. Fayne's employment would have terminated by December 31, 2002, he would not be eligible for any additional annual supplemental benefit.

      AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne was the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and therefore qualified for supplemental retirement payments of $95,400 per year for fifteen years assuming he would retire at age 65.

               SEVERANCE PLAN AND CHANGE-IN-CONTROL AGREEMENTS

      Severance Plan. In connection with the merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that included Mr. Fayne and Ms. Tomasky. The severance plan provided for payments and other benefits if, at any time before June 15, 2002 (the second anniversary of the merger consummation date), the officer's employment was terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Both Mr. Fayne and Ms. Tomasky remained employed with AEP after June 15, 2002, such that the severance plan did not take effect for them. Under the severance plan, the officer would have received:

o A lump sum payment equal to three times the officer's annual base salary his or her plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

o Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

o Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

      AEP's obligation for the payments and benefits under the severance plan was subject to the waiver by the officer of any other severance benefits that may have been provided by AEP. In addition, the officer would have agreed to refrain from the disclosure of confidential information relating to AEP.

      Change-in-Control Agreements. AEP has change-in-control agreements with its executives, including all of the executive officers named in the Summary Compensation Table. If there is a "change-in-control" of AEP and the executive officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

o Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

o  Payment, if required, to make the officer whole for any excise tax imposed by
   Section 4999 of the Internal Revenue Code.

Under these agreements, "change-in-control" means:

o The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock;

o A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

o Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

      In addition to the severance plan and the change-in-control agreements described above, the American Electric Power System 2000 Long-Term Incentive Plan authorizes the Human Resources Committee to include change-in-control provisions in an award agreement (defined in a manner similar to the change-in-control agreements described above). Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

      The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control.

                  AEP BOARD HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      The Human Resources Committee of the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of AEP's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director.

      The Human Resources Committee recognizes that the executive officers are charged with managing a large and diverse energy company with a balanced portfolio of energy assets during extremely challenging and difficult times for the industry.

      AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of AEP's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

o To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

o To place a significant amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

o To establish compensation opportunities that enhance AEP's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

o To target compensation levels that are reflective of current market practices in order to maintain a stable, successful management team.

      In carrying out its responsibilities, the Committee utilizes a nationally recognized independent consultant to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general, and to provide recommendations to the Committee regarding AEP's compensation and benefits programs and practices.

      The Committee annually reviews AEP's executive compensation program and practices relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2002, the Compensation Peer Group consists of 12 large and diversified energy services companies, plus 13 Fortune 500 companies, which, taken as a whole, approximately reflect AEP's size, scale, business complexity and diversity. The Committee generally uses the median pay range of the Compensation Peer Group as its benchmark but does consider other comparisons, such as industry-specific compensation surveys, when setting pay levels.

Stock Ownership Guidelines

      The Committee believes that linking a significant portion of an executive's current and potential future net worth to AEP's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP's shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the Committee maintains stock ownership guidelines for senior management participants who receive performance share awards, described below, in order to further align executive and shareholder interests.

      Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position, with the greatest ownership target for the chief executive officer. The current stock ownership targets for the executive officers named in the Summary Compensation Table are as follows: Chief Executive Officer (CEO), 45,000 shares; Chief Operating Officer (COO), 20,000 shares; and other executive officers, 15,000 shares each. Those officers are expected to achieve their ownership target within a five-year period. Common Stock equivalents resulting from deferred compensation and contributions to the AEP System Retirement Savings Plan and the AEP System Supplemental Retirement Savings Plan are included in determining compliance with the ownership targets. Dr. Draper, Mr. Fayne and Mr. Shockley have met their stock ownership guidelines and all of the other executive officers named in the Summary Compensation Table are on target to meet their ownership guidelines within the specified time period. See the table on page 14 for actual ownership amounts.

Components of Executive Compensation

      Base Salary. When reviewing base salaries, the Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; management recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual and corporate performance and changes within the Compensation Peer Group.

      Base salary levels in 2002 for the CEO and the other executive officers of AEP named in the Summary Compensation Table approximated the median of AEP's Compensation Peer Group consistent with our policy to target the salaries of executive officers at that level and to place more emphasis on incentive compensation. For 2002, fixed base salary represented only about 30% of total compensation for executive vice presidents and less than 25% for the CEO, presuming target performance levels were achieved.

      Annual Incentive. The primary purpose of annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the long-term strategic plan of AEP for maximizing shareholder value.

      The annual Senior Officer Incentive Compensation Plan (SOIP) provides a variable, performance-based portion of the executive officers' total compensation.

      SOIP participants are assigned an annual target award expressed as a percentage of their base salary for the period. In January 2002, the Committee established targets as follows: Dr. Draper, 75%; Mr. Shockley, 65%; and the other executive officers named in the compensation table, 60%.

      SOIP awards for 2002 were based on the following pre-established performance measures:

o     Earnings Per Share (1/3),
o     Relative return on stockholder equity (1/3), and
o     Annual strategic objectives (1/3), which include:
o     Safety,
o     Workplace Diversity, and
o     Credit Quality.

      Actual awards for 2002 could have varied from 0% to 216.7% of the target award based on performance. The maximum award was based on a maximum payout of 200% of target for each of the performances measures described above, except for Earnings Per Share, which had a maximum payout of 250% of target. Annual incentive payments are subject to reduction at the discretion of the Committee.

      Despite performance that would have resulted in a 40%-50% payout, the Committee elected not to make Senior Officer Incentive Compensation Plan payments for 2002 due to AEP's overall financial performance.

      Long-Term Incentive. The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

      Long-term incentive awards to executive officers are made under the shareholder-approved American Electric Power System 2000 Long-Term Incentive Plan. This plan provides various types of long-term incentives and performance measures from which the Committee may select to provide the most effective incentives to Company management for achievement of AEP's strategies and goals. In 2002, the Committee awarded long-term incentive compensation to executive officers as described below.

Stock Options

      The Committee considers stock options to be an integral component of AEP's total compensation package for executive officers and anticipates that it will continue to make prudent use of stock options for executive officers and other selected employees in the future.

      The Committee periodically establishes guidelines for stock option awards for each executive officer level. These guidelines are established at levels that, in combination with the other components of AEP's executive compensation program, provide compensation that approximates the median of AEP's Compensation Peer Group for each officer level. For 2002, these guidelines were set as annual grant targets rather than two- to three-year grant targets as had been the case in past years. The Committee also considers each executive officer's current performance and potential future contribution to AEP in determining the number of stock options to grant to each executive officer. Accordingly, in September 2002, the Committee granted the number of stock options to the executive officers shown in the Summary Compensation Table on page 5.

Performance Shares

      The Committee has annually granted target performance share awards to senior AEP management for the three-year performance period beginning January 1st of the current year. Performance share awards are earned based on AEP's subsequent three-year total shareholder return measured relative to the S&P electric utility index with at least median performance required to earn the target award. The value of performance share awards ultimately earned for a performance period can range from 0%-200% of the target value plus accumulated dividends. In January 2002, the Committee established targets equal to the same percentages of base salaries as those for the SOIP, as previously described.

      Payments of earned performance share awards are initially deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until the participant has met his or her stock ownership target. Such deferrals continue until at least their termination of employment. Once participants reach their respective stock ownership target, they may then elect either to defer subsequent awards into AEP's deferred compensation plan, which offers returns equivalent to various market based investment options including AEP stock equivalents, or to receive further earned performance share awards in cash and/or Common Stock. The performance share targets and a further description of performance share awards are shown under Long-Term Incentive Plans - Awards in 2002.

      AEP's total shareholder return for the 2000-2002 performance period ranked 20th relative to the S&P peer utilities, which falls below the minimum level required for an award payout. Therefore, no performance shares were awarded for the three-year period ending December 31, 2002.

Tax Policy on Deductibility of Compensation

      The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to AEP's chief executive officer or any of its other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. It is the Committee's intention to qualify incentive compensation for tax deductibility under Section 162 (m) to the extent that this objective is consistent with sound executive compensation principles.

      Award payments under the AEP 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan.

      Award payments under the SOIP are not eligible for the performance-based exemption and the deduction limit does apply to such awards. However, because Dr. Draper is contributing to the savings program and has elected to defer his annual incentive awards to dates past his retirement from AEP (providing an exemption from the deduction limit), the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

      No executive officer named in the Summary Compensation Table had taxable compensation paid in 2002 in excess of the deduction limit and all such compensation was fully deductible. The Committee intends to continue to evaluate the impact of this Code restriction.

                        Human Resources Committee Members

                  John P. DesBarres, Chair            William R. Howell
                  Robert W. Fri                       Donald G. Smith


             SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2003 for all directors as of the date of this Information Statement, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                         Options
                                                       Exercisable
                                             Stock       Within
             Name             Shares        Units(a)     60 Days      Total
             ----             ------        --------     -------      -----
E. L. Draper, Jr............  5,368(b)(c)    117,803     466,666     589,837
H. W. Fayne.................  6,454(b)(d)     12,362     133,333     152,149
T. M. Hagan................. 12,725(b)           140      41,666      54,531
A. A. Pena..................  6,528(b)         6,188      41,666      54,382
R. P. Powers................    596(b)         1,293      65,266      67,155
T. V. Shockley, III......... 44,401(b)(d)(e)    --       166,666     211,067
S. Tomasky..................  1,116(b)         6,126     133,333     140,575

All directors, nominees and
  executive officers as a group
  (7 persons).............. 162,419(d)(f)    143,912   1,048,596   1,354,927
__________
(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.
(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Dr. Draper, 4,659; Mr. Fayne, 5,804; Mr. Hagan, 2,515; Mr. Pena, 4,820; Mr. Powers, 596; Mr. Shockley, 7,104; Ms. Tomasky, 1,116; and all directors and executive officers, 26,614.
(c) Includes the following numbers of shares held in joint tenancy with a family member: Dr. Draper, 661.
(d) Does not include, for Messrs. Fayne and Shockley and Ms. Tomasky, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Shockley share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. Shockley, 496.
(f) Represents less than 1% of the total number of shares outstanding.

                       MEETINGS OF THE BOARD OF DIRECTORS

      Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2002, the Board held twelve regular meetings.

      Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

      The Board of Directors of the Company has no committees.

                              INDEPENDENT AUDITORS

      The public accounting firm of Deloitte & Touche LLP has been selected as the independent auditors of the Company for the year 2003.

      A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a stockholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such stockholder will attend the meeting and wishes to ask questions of a representative of the firm.


                                                              TIMOTHY A. KING,
                                                                       Secretary


March 24, 2003